MEMORANDUM

TO: SPARTA Employees and Stockholders	DATE: Oct. 21, 2003
FROM: Bob Sepucha
SUBJECT: Third Quarter 2003 Report and Stock Price Evaluation

Stock Pricing Results

The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after October 21, 2003. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $26.14 per share, an increase of $1.57 per share compared to $24.57 per share as of July 21, 2003.

Equity continued to grow in the third quarter and as a result the equity/share term contributed $0.41 to share price growth. Gross earnings were approximately the same as for the second quarter, but an increase in stock tax benefit allowed the earnings/share term to contribute $0.43 to stock price growth. In addition, twelve-month earnings projections improved in the third quarter as a result of increased contract backlog. As a result, the growth factor term contributed $0.73 to stock price growth.

Quarterly Stock Trade

We are experiencing a trend where stock repurchases from terminating employees continue to decline while net profit and net proceeds from stock option exercises continue to grow. Accordingly, we should see significant funds, in the vicinity of $2,000K, for quarterly pro rata repurchases at the November 21 trade date. We anticipate that liquidity will remain strong in succeeding trade dates.

For the stock trade on November 21, stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to the trade date, offering up to $3,999 in stock (153 shares), along with signed stock certificates for the amount offered. (Note that stock acquired less than 6 months prior to the stock trade date, i.e. acquired after May 21, 2003, may not be offered.) Offerers wishing to sell in excess of $4,000 in stock should submit a second stock transaction request for the amount they desire to sell in excess of $4,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after August 21 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Repurchase requests received after November 21 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of November 14 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).

New Contracts

In the third quarter of 2003, we had ten significant competitive contract/task order wins, one sole-source win, and six competitive contract/task order losses. In Missile Defense, ASTO won the Advanced Systems Technology Development contract front the Missile Defense Agency. This is a one-year Indefinite Delivery Indefinite Quantity (IDIQ) contract with a one year base plus four one-year options. Total program value to SPARTA is estimated at $28.6M. SMDO, as a subcontractor to BAe Systems, won an IDIQ contract on the US STRATCOM Architecture and Mission Support Program. This effort with a new customer has an expected value for SPARTA of $8-10M over five years. SMDO also won a GSA Blanket Purchase Agreement from the Air Force Space and Missile Systems Center as part of their Technical Acquisition Support Services Program. Estimated value is $2.5M over 2.5 years.

In our Intelligence business area, ACTO won a $1.2M, one-year follow-on contract from the FBI on Pilaster 2. ACTO also won two other contracts from classified customers for an additional $4.2M for one year. As part of the National Security Agency Cross Domain Solutions Program, ISSO won a sole-source $5M contract for four years (one-year base plus three one-year options). On the loss side of the ledger, ACTO lost a $5M, five-year contract from the Tailored Access Office as a subcontractor to Booz Allen Hamilton, and ISSO lost a $2.6M, five-year task order contract on the ATLAS Program as a subcontractor to QSS.

In Homeland Security, in a collaborative effort between ASTO and DSTO, SPARTA won a $2.8M, three-year subcontract from SRS on the Man Portable Air Defense Countermeasures Program. This is our first contract with the new Department of Homeland Security.

In Military Systems, we had two significant wins and four losses. MSO won the competitive follow-on contract to their Laboratory and Operations contract from the Missile and Space Intelligence Center. The new effort, Integrated Systems Production and JRAAC Operations, is valued at $36.8M over five years. As a subcontractor to the ALS Joint Venture, TASO won a $2M, 1.5 year contract from the Army Missile and Aviation Command for Logistics Channel Management. The losses include a $19M, four-year subcontract from Orbital Sciences Corp. for the Air Force Space Based Surveillance System (SMDO); an $11M, five-year subcontract from Decisive Analytics Corp. for the Army Space Command C4ISR Operational Management Engineering and Technical Services Program (SMDO); a $1.8M, 1.5 year subcontract from the ALS Joint Venture for support to the Army Missile and Aviation Command Aviation Systems Program Management Office (TASO); and a $2.8M, three-year subcontract from GeoCenters for support to the Army CECOM Night Vision Electro Optics and Sensors Laboratory (MSO).

In Hardware Systems, CPO was part of the team of Boeing and MBDA that was selected for the Air Force Small Diameter Bomb Program. CPO will provide composite wing kits for these new smart weapons. In the first two years, CPO will receive $2.4M to complete the development of the wing kits after which they will participate in the nine-year production program. Value of the latter to SPARTA is yet to be specified.

2003 Business Performance and Outlook

The third quarter showed a dip in sales relative to the previous quarter, $49.4M versus $51.0M, while direct labor increased slightly, from $13.2M in the second quarter to $13.7M in the third quarter. Year-to-date sales were $147.5M, an increase of 23% from the same period last year. Similarly, year-to-date gross profits grew by 20% and direct labor by 13%, relative to the third quarter of 2002. Contract backlog was $199.1M at the end of the third quarter, an increase of 6% over the previous quarter, and an increase of 21% relative to the third quarter of 2002.

Our business plan for 2003 is based on sales of $188M, a conservative estimate used for internal budgeting. A linear extrapolation of our performance in the first three quarters suggests we will reach $197M by the end of the year, a 21% increase from 2002. If major subcontracts and direct labor pick up in the fourth quarter as they usually do, we may be able to exceed this estimate slightly

In the third quarter, we hired 70 people and maintained an annualized recruiting rate of 31%. At the same time, we had 41 terminations, 14 of whom were people leaving for other jobs. On an annualized basis, this corresponds to an overall turnover rate of 16% and a 7% turnover rate for people leaving for other jobs. Both numbers reflect significant improvements over 2002 and represent a strong retention rate.

2003 Financial Performance and Outlook

Net earnings in the third quarter were $2.6M, essentially the same as for the second quarter but 23% above the third quarter of 2002. Year-to-date earnings of $7.6M are up 17% relative to the end of the third quarter of 2002. Profitability (net earnings as a percent of sales) this past quarter was 5.2%, slightly more than the 5.0% in the second quarter. Year-to-date profitability was 5.2% compared to 5.5% a year ago.

Stockholders’ equity stood at $35.9M at the end of the quarter, $3.8M (12%) more than the second quarter and $10.6M (+42%) more than the third quarter of 2002. This growth reflects increases in earnings and stock option exercises, and the completion of the buyback of SPARTA stock from SAIC.

At the end of the quarter, we had $26.6M in cash and investments, $7.7M more than the second quarter. Cash management remained strong. With Days Sales Outstanding (DSO) for September at 55 days, the year-to-date average at the end of the third quarter stood at 63 days, one day less than the average at the end of the second quarter and one day less than the 2002 average.

Our net long-term debt was -$15.1M at the end of the quarter, i.e., cash and investments more than offset debt due to deferred taxes and stock promissory notes. This is an improvement of $9.0M from the previous quarter and $12.7M from the third quarter of 2002. Our bank debt-to-equity ratio remained at 0.5 for the second consecutive quarter, the same value as at the end of the third quarter of 2002. Our subordinated stock note balance decreased $0.6M during the quarter as a result of scheduled principal payments. For the second consecutive quarter, no new notes were issued.

Other Matters

Because broadly-based employee ownership is a hallmark of SPARTA, it is essential that our employees understand our stock program so that they can use it to their best advantage. To that end, we have significantly revised and updated the “Stock Plan in Plain English” and have posted the document on the InfoSite. (A link to it can be found on the far right side of the InfoSite home page.) This document attempts to explain the stock program with a minimum of legalese, and provides answers to several frequently asked questions concerning the best way to exercise options and sell stock. We urge all employees to read the report.

All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

[This document constitutes part of a prospectus relating to securities that have been registered under the Securities Act of 1933.]

SPARTA, INC.
OPERATING RESULTS
AS OF September, 2003

	For the three months ended		For the twelve months ended
Business Results
(in $K, unless otherwise noted)	Sep 03	Sep 02	Sep 03	Sep 02

Sales ($M)	$49.4	$42.9	$190.2	$157.2
Gross earnings	4,560	3,815	17,563	14,910
Net income	2,589	2,100	10,037	8,696
Stock tax benefit	705	461	1,984	1,941
Stock sales — Receivable	5	403	(567)	(120)
Deferred Stock (Rabbi Trust)	39	41	(81)	25
Stock sales — exercise	2,135	980	7,065	4,921
Stock sales — retirement plans	959	833	3,813	3,306
Stock sales — bonus	0	0	1,096	931
Total Stock Sales	3,094	1,813	11,974	9,158
Stock repurchases:
— Cash	2,617	4,927	12,556	17,761
— Promissory notes	0	0	183	3,450
Total Stock Repurchases	2,617	4,927	12,739	21,211

Business Projections and Backlog	At September	At December 29,	At September
(in $M, unless otherwise noted)	28, 2003	2002	29, 2002

Contract backlog	199.1	176.3	164.4
Proposal backlog	41.4	61.1	48.8
Twelve month projected sales	214.5	196.8	176.3
Twelve month projected earnings ($K)	19,054	16,835	15,010

	At September	At December 29,	At September
Breakdown of Stockholders Equity ($M)	28, 2003	2002	29, 2002

Stock sales	$35.59	$25.16	$23.62
Stock sales receivables	($1.14)	(0.47)	(0.57)
Deferred stock compensation	($0.41)	(0.29)	(0.33)
Stock repurchases	($32.97)	(24.88)	(20.23)
Stock tax benefit	$12.89	11.21	10.91
Retained earnings	$21.90	14.27	11.88

Equity for Stock Pricing	$35.87	$25.00	$25.28

Less value of SAIC preferred stock	0.00	0.00	(1.30)

SEC Equity	$35.87	$25.00	$23.98

Subordinated stock notes	8.73	10.35	10.91

Net Worth	$44.60	$35.35	$36.19

	At September	At December 29,	At September
Stock Notes ($M)	28, 2003	2002	29, 2002

Total note balance	$8.73	$10.35	$10.91
Long-term subordinated	$6.31	$8.09	$8.70

STOCK PRICE CALCULATION
(Business Data as of 9/28/2003)

		Equity			Growth			Earnings
		Term			Term			Term

		SE+SN+CX							NP+STB

PRICE	=	SI+SV	+	7	x	FG	x	(2 YR AVG	SI+SV )

Stock Ownership		Equity Term ($K)

Shares Issued (SI)	5,096	Stockholders Equity (SE)	35,867
Option Vested (SV)	719	Subordinated Notes (SN)	6,311

	5,815	(Long Term Portion)
		Cost to Exercise SV (CX)	10,106

		SE + SN + CX =	52,285

Equity Term/Share

SE+SN+CX		52,285

SI+SV	=	5,815	=	$8.991

Growth Term (FG)

		Less Extraordinary
		Less SIT	Gain/Misc. Income
Gross Earnings ($K)
Past 12 Months	17,563	16,618	16,545
Past 24 Months	32,473	31,039	30,891
12 Month Projection	17,448	(Contract Backlog + Weighted Proposal Backlog)

FG	=	[	{Past 12 Months	+	12 Months Projection}	/	Past 24 Months	[2] ]
FG		[	(16,545	+	17448)	/	30,891	[2] ]	=	1.211

Earnings Term ($K)								Previous 7 Quarters

Net Earnings for Quarter		(NP)				=	2,667	0.464
(Unallowable stock compensation added back)								0.499
Stock Tax Benefit		(STB)				=	705	0.464
								0.463
Quarter	NP+STB	=	(2667.1	+	704.936)	/	5,815	0.494

	SI+SV	=					0.580	0.570
								0.511

2 YR AVG	NP+STB	=	(0.580	+	3.465)	/	2	3.465

	SI+SV	=					2.023

Stock Price Computation

Note: Growth Term may not exceed			1.500

Price/Share =	$8.991	+	7	x	1.211	x	2.023	=	$26.14

12 Month Earnings/Share				=			$2.16
Price-To-Earnings Ratio				=			12.1